Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, dated December 14, 2020 (this “Amendment”), to the Employment Agreement, dated December 3, 2019 (the “Agreement”), is entered into by and between Innovative Payment Solutions, Inc. (the “Corporation”) and Andrey Novikov (the “Executive” and together with the Corporation, the “Parties”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, the Parties desire to extend the Employment Term set forth in the Agreement for an additional period of one (1) year.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1.        The Employment Term set forth in Section 1 shall hereupon be extended for a period of one (1) year.

3.        All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the Parties with respect to the subject matter thereof.

4.        This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5.       This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable in the State of Nevada without regard to its choice or conflict of law principles.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

INNOVATIVE PAYMENT SOLUTIONS, INC.

By:	/s/ William Corbett
Name: William Corbett
Title: Chief Executive Officer, Interim Chief Financial Officer and Director

/s/ Andrey Novikov
Andrey Novikov